REPURCHASE RIGHTS AGREEMENT

THIS REPURCHASE RIGHTS AGREEMENT (the “Agreement”) is made as of the 29th day of February, 2012 by and among the Key Holders listed on Schedule A.

WHEREAS, each Key Holder is the beneficial owner of the number of shares of Capital Stock set forth opposite the name of such Key Holder on Schedule A;

WHEREAS, Ascend Acquisition, Corp. (the “Company”), Ascend Merger Sub, LLC, Andover Games, LLC and the Key Holders (as all the member of Andover Games, LLC) are parties to a Merger Agreement and Plan of Reorganization dated December 30, 2011 (the “Merger Agreement”);

WHEREAS, the Key Holders as members of Andover Games, LLC were parties to a Founder Agreement that governed certain rights among the Key Holders with regard to their interests in Andover Games, LLC;

WHEREAS, the Key Holders desire to maintain such rights and obligations between the parties with regard to the stock in Ascend Acquisition Corp. that it receives in connection with the transactions contemplated by, and pursuant to the terms of, the Merger Agreement by voluntarily entering into this Agreement; and

WHEREAS, the Key Holders agree that their entering into this Agreement is a key term to inducing each of the Key Holders to consummate the transactions contemplated by the Merger Agreement including the sale of Andover Games, LLC to the Company pursuant to the terms and conditions thereof (the “Merger”).

NOW, THEREFORE, each of the Key Holders agree as follows:

1.            Definitions.

1.1.         “Affiliate” means, with respect to any specified Key Holder, any other Key Holder who directly or indirectly, controls, is controlled by or is under common control with such Key Holder.

1.2.         “Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by a Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

1.3.         “Change of Control” means a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company or the sale of all or substantially all of the assets of the Company (which for purposes of clarification does not include the Merger).

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1.4.         “Common Stock” means shares of Common Stock of the Company.

1.5.         “Diamond Shares” means 286,463 shares of Common Stock of the Company (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction) issued to Jon Diamond upon consummation of the Merger, or held by any Permitted Transferee holding the Diamond Shares (which for purposes of clarification does not include shares held by any Key Holder who purchases all or any portion of such Diamond Shares pursuant to the terms of Section 2.1 and/or Section 2.2 hereof).

1.6.         “Diamond Trigger Event” means, with regard to Jon Diamond the occurrence of either (i) termination of his status as a Service Provider of the Company for any or no reason, including, without limitation, by reason of death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), (ii) his voluntary resignation as a Service Provider and (iii) his failing to observe or perform any other covenant, obligation, condition or agreement contained in that certain Letter Agreement regarding a Right of First Look of Qualified Opportunities by and between the Company and Jon Diamond entered into in connection with the consummation of the Merger and (i) such failure shall continue for 15 days, or (ii) if such failure is not curable within such 15-day period, but is reasonably capable of cure within 30 days, either (A) such failure shall continue for 30 days or (B) Jon Diamond shall not have commenced a cure in a manner reasonably satisfactory to the other Key Holders within the initial 15-day period.

1.7.         “dos Santos Shares” means 6,582,276 shares of Common Stock of the Company (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction) issued to Craig dos Santos upon consummation of the Merger, or held by any Permitted Transferee holding the dos Santos Shares (which for purposes of clarification does not include shares held by any Key Holder who purchases all or any portion of such dos Santos Shares pursuant to the terms of Section 2.1 and/or Section 2.2 hereof).

1.8.         “dos Santos Trigger Event” means, with regard to Craig dos Santos the occurrence of either (i) termination of his status as a Service Provider of the Company for “cause” as defined in that certain employment agreement between the Company and Craig dos Santos dated as of the date hereof (the “Employment Agreement”), (ii) voluntary termination by Craig dos Santos of his employment with the Company for a reason other than a “Good Reason” as defined in the Employment Agreement, and (iii) his failing to observe or perform any other covenant, obligation, condition or agreement contained in that certain Letter Agreement regarding a Right of First Look of Qualified Opportunities by and between the Company and Craig dos Santos entered into in connection with the consummation of the Merger and (i) such failure shall continue for 15 days, or (ii) if such failure is not curable within such 15-day period, but is reasonably capable of cure within 30 days, either (A) such failure shall continue for 30 days or (B) Craig dos Santos shall not have commenced a cure in a manner reasonably satisfactory to the other Key Holders within the initial 15-day period.

1.9.         “First Acceleration Event” means the Company achieving monthly revenue of at least $750,000 per month sustained over a period of at least three months

1.10.         “Group Shares” means the applicable dos Santos Shares, Lewis Shares or Linden Shares, as the case may be.

1.11.         “Key Holders” means the persons named on Schedule A hereto, and each Permitted Transferee to whom the rights of a Key Holder are assigned pursuant to the terms hereof.

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1.12.         “Lewis Shares” means 5,741,985 shares of Common Stock of the Company (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction) issued to Benjamin Lewis upon consummation of the Merger, or held by any Permitted Transferee holding the Lewis Shares (which for purposes of clarification does not include shares held by any Key Holder who purchases all or any portion of such Lewis Shares pursuant to the terms of Section 2.1 and/or Section 2.2 hereof).

1.13.         “Lewis Trigger Event” means, with regard to Benjamin Lewis the occurrence of either (i) termination of his status as a Service Provider of the Company for “cause” as defined in that certain advisor agreement between the Company and Benjamin Lewis dated as of the date hereof (the “Employment Agreement”), (ii) his voluntary resignation as a Service Provider, (iii) his voluntary resignation as a member of the Board of Directors of the Company (whether or not he still provides services to the Company as an advisor or otherwise), and (iv) his failing to observe or perform any other covenant, obligation, condition or agreement contained in that certain Letter Agreement regarding a Right of First Look of Qualified Opportunities by and between the Company and Benjamin Lewis entered into in connection with the consummation of the Merger and (i) such failure shall continue for 15 days, or (ii) if such failure is not curable within such 15-day period, but is reasonably capable of cure within 30 days, either (A) such failure shall continue for 30 days or (B) Benjamin Lewis shall not have commenced a cure in a manner reasonably satisfactory to the other Key Holders within the initial 15-day period.

1.14.         “Linden Shares” means 5,741,985 shares of Common Stock of the Company (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction) issued to Lee Linden upon consummation of the Merger, or held by any Permitted Transferee holding the Linden Shares (which for purposes of clarification does not include shares held by any Key Holder who purchases all or any portion of such Linden Shares pursuant to the terms of Section 2.1 and/or Section 2.2 hereof).

1.15.         “Linden Trigger Event” means, with regard to Lee Linden the occurrence of either (i) termination of his status as a Service Provider of the Company for “cause” as defined in that certain advisor agreement between the Company and Lee Linden dated as of the date hereof (the “Employment Agreement”), (ii) his voluntary resignation as a Service Provider, and (iii) his failing to observe or perform any other covenant, obligation, condition or agreement contained in that certain Letter Agreement regarding a Right of First Look of Qualified Opportunities by and between the Company and Lee Linden entered into in connection with the consummation of the Merger and (i) such failure shall continue for 15 days, or (ii) if such failure is not curable within such 15-day period, but is reasonably capable of cure within 30 days, either (A) such failure shall continue for 30 days or (B) Lee Linden shall not have commenced a cure in a manner reasonably satisfactory to the other Key Holders within the initial 15-day period.

1.16.         “Permitted Transferee” means (a) in the case of a Key Holder that is a wholly owned entity, upon a transfer by such Key Holder to its stockholders, members, partners or other equity holders, or (b) in the case of a Key Holder that is a natural person, upon a transfer of Common Stock subject to the terms and conditions of Sections 2.1 and/or 2.2 of this Agreement by such Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Key Holder or any such family members; provided that in the case of the above the Key Holder shall deliver prior written notice to the Key Holders of such pledge, gift or transfer and such shares of Common Stock so transferred shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee that are subject to the terms and conditions hereof, which such restrictions will not apply to any shares of Capital Stock that is not subject to or released from any repurchase option described herein); and provided, further, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

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1.17.         “Pro Rata Portion” with regard to an applicable Key Holder is equal to the applicable Unreleased Shares as set forth in Section 2.1 or 2.2 hereof, as the case may be, times a fraction (i) the numerator of which is, the number of Company shares of Capital Stock held by an applicable Key Holder immediately prior to the exercise of any repurchase rights pursuant to the terms of this Agreement, and (ii) the denominator of which is equal to the total number of shares of Capital Stock owned, in the aggregate, by all Key Holders with a right to participate in such particular repurchase right pursuant to the terms of this Agreement as of immediately prior to the exercise of any repurchase rights pursuant to the terms of this Agreement.

1.18.         “Repurchase Price” shall mean a price per share of Company Common Stock equal to $0.001627 (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction).

1.19.         “Repurchase Trigger Event” means the applicable dos Santos Trigger Event as pertains to Craig dos Santos, Lewis Trigger Event as pertains to Benjamin Lewis and/or Linden Trigger Event as pertains to Lee Linden, as the case may be.

1.20.         “Second Acceleration Event” means the Company achieving monthly revenue of at least $1.50 million per month sustained over a period of at least three months.

1.21.         “Service Provider” means an employee, consultant, advisor or director of the Company.

1.22.         “Transaction Acceleration Event” means the occurrence of either a First Acceleration Event or Second Acceleration Event.

1.23.         “Unreleased Shares” means the applicable Diamond Shares, dos Santos Shares, Lewis Shares and/or Linden Shares, as the case may be.

2.            Agreement Among the Key Holders.

2.1.         Diamond Right of Repurchase.

(a)         Release of Diamond Shares from Diamond Repurchase Option. So long as Jon Diamond’s continuous status as a Service Provider has not yet terminated, in each such instance, 1/24th of the Diamond Shares shall be released from the Diamond Repurchase Option on the one month anniversary of the date hereof, and an additional 1/24th of the total number of Diamond Shares shall be released from the Diamond Repurchase Option on the corresponding day of each month thereafter, or on the last day of each month, to the extent each month thereafter does not have the corresponding day, until all Diamond Shares have been released from such Diamond Repurchase Option. Notwithstanding the foregoing, upon each occurrence or consummation of an event or transaction constituting a Transaction Acceleration Event, 25% of the Diamond Shares shall immediately be released from the Diamond Repurchase Option.

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(b)         Diamond Repurchase Option. In the event that Jon Diamond is the subject of a Diamond Trigger Event, then Jon Diamond must within two business days of such occurrence deliver a notice to each Key Holder of the occurrence of such Diamond Trigger Event and notifying the Key Holders of the Diamond Repurchase Option (as defined below) (the “Diamond Notice”). In the event Jon Diamond does not timely deliver the Diamond Notice, then any Key Holder may send the Diamond Notice on behalf of Jon Diamond which will be deemed delivered when sent by any such Key Holder and which will still constitute a Diamond Notice for purposes hereof. Craig dos Santos shall, upon the date of the occurrence of such Diamond Trigger Event, have an irrevocable, exclusive first option to repurchase (the “Diamond Repurchase Option”) any Diamond Shares which have not yet been released from the Diamond Repurchase Option (the “Unreleased Diamond Shares”), at a price per share equal to the Repurchase Price. Craig dos Santos may exercise his Diamond Repurchase Option by providing a notice to Jon Diamond and the other Key Holders of his intent to purchase any or all of the Unreleased Diamond Shares at any time within 15 business days of receipt of the Diamond Notice.

(c)         Grant of Secondary Diamond Repurchase Option to Other Key Holders. Jon Diamond hereby unconditionally and irrevocably grants to the Key Holders other than Craig dos Santos (and Jon Diamond) a secondary right to purchase all or any portion of the Unreleased Diamond Shares not purchased by Craig dos Santos, as provided in this Subsection 2.1(c) (the “Diamond Secondary Right”). Each of the other Key Holders may exercise the Diamond Secondary Right by providing a notice to Jon Diamond and the other Key Holders of his intent to purchase any or all of the Unreleased Diamond Shares at any time within 15 business days of receipt of the original Diamond Notice which such notice will include the maximum number of Unreleased Diamond Shares that he would like to purchase (the “Diamond Exercise Notice”). If Craig dos Santos does not exercise his Diamond Repurchase Option with respect to all Unreleased Diamond Shares, then the Key Holders (other than Jon Diamond and Craig dos Santos) may purchase such number of remaining Unreleased Diamond Shares as set forth in such Key Holder’s Diamond Exercise Notice; provided, however, that if there are not enough shares to allow for each Key Holder providing a Diamond Exercise Notice to purchase the full amount elected by such Key Holder, then each such Key Holder providing an election will be cut back to lesser of (i) the election amount set forth in the Diamond Exercise Notice and (ii) his Pro Rata Portion, with any remaining Unreleased Diamond Shares to be reallocated in a similar manner as set forth in subsections (i) and (ii) hereof until all Unreleased Diamond Shares that the Key Holders desire to purchase have been so allocated.

(d)         Closing. The closing of the purchase of Unreleased Diamond Shares shall take place, and all payments from the applicable Key Holders shall have been delivered to Jon Diamond, within ten business days following the expiration of the fifteen business day notice period set forth in this Section 2.1.

2.2.         SLL Right of Repurchase.

(a)         Release of SLL Shares from SLL Repurchase Option. So long as (i) Craig dos Santos’ continuous status as a Service Provider has not yet terminated for “Cause” as defined in his employment agreement with the Company of even date hereof, in each such instance, 1/24th of the dos Santos Shares shall be released from the dos Santos Repurchase Option on the one month anniversary of the date hereof, and an additional 1/24th of the total number of dos Santos Shares shall be released from the dos Santos Repurchase Option on the corresponding day of each month thereafter until all dos Santos Shares have been released from such dos Santos Repurchase Option; (ii) Benjamin Lewis’ continuous status as a Service Provider has not yet terminated, in each such instance, 1/24th of the Lewis Shares shall be released from the Lewis Repurchase Option on the one month anniversary of the date hereof, and an additional 1/24th of the total number of Lewis Shares shall be released from the Lewis Repurchase Option on the corresponding day of each month thereafter until all Lewis Shares have been released from such Lewis Repurchase Option; and (iii) Lee Linden’s continuous status as a Service Provider has not yet terminated, in each such instance, 1/24th of the Linden Shares shall be released from the Linden Repurchase Option on the one month anniversary of the date hereof, and an additional 1/24th of the total number of Linden Shares shall be released from the Linden Repurchase Option on the corresponding day of each month thereafter until all Linden Shares have been released from such Linden Repurchase Option. Notwithstanding the foregoing, upon each occurrence or consummation of an event or transaction constituting a Transaction Acceleration Event, 25% of the dos Santos Shares, Lewis Shares and Linden Shares shall immediately be released from the applicable SLL Repurchase Option, as the case may be.

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(b)         SLL Repurchase Option. In the event that either of Craig dos Santos, Benjamin Lewis or Lee Linden is the subject of an applicable Repurchase Trigger Event, then such Key Holder (the “Applicable Holder”) must within two business days of such occurrence deliver a notice to each other Key Holder of the occurrence of such Repurchase Trigger Event and notifying the Key Holders of the Repurchase Option (as defined below) (the “Notice”). In the event such Applicable Holder does not timely deliver the Notice, then any Key Holder may send the Notice on behalf of the Applicable Holder which will be deemed delivered when sent by any such Key Holder and which will still constitute a Notice for purposes hereof. Each of Craig dos Santos, Benjamin Lewis or Lee Linden (provided such individual is not the Applicable Holder) shall, upon the date of the occurrence of such applicable Repurchase Trigger Event, have an irrevocable, exclusive first option (the “Repurchase Option”) to repurchase any Group Shares which have not yet been released from the Repurchase Option (the “Unreleased Shares”), at a price per share equal to the Repurchase Price. Each of Craig dos Santos, Benjamin Lewis or Lee Linden, as the case may be, may exercise his Repurchase Option by providing a notice to the Applicable Holder and the other Key Holders of his intent to purchase any or all of the Unreleased Shares at any time within 15 business days of receipt of the Notice which such notice will include the maximum number of Unreleased Shares that he would like to purchase (the “Exercise Notice”); provided, however, that if there are not enough shares to allow for each Key Holder providing a Diamond Exercise Notice to purchase the full amount elected by such Key Holder, then each such Key Holder providing an election will be cut back to lesser of (i) the election amount set forth in his Exercise Notice and (ii) his Pro Rata Portion, with any remaining Unreleased Shares to be reallocated in a similar manner as set forth in subsections (i) and (ii) hereof until all Unreleased Shares that the Key Holders desire to purchase have been so allocated.

(c)         Grant of Secondary Repurchase Option to Other Key Holders. Each Applicable Holder hereby unconditionally and irrevocably grants to Jon Diamond and Richie Hecker a secondary right (the “Secondary Right”) to purchase all or any portion of the Unreleased Shares not purchased by Craig dos Santos, Benjamin Lewis or Lee Linden, as the case may be pursuant to Subsection 2.2(b) hereof, as provided in this Subsection 2.2(c). Each of Jon Diamond and Richie Hecker may exercise the Secondary Right by providing a notice to the Applicable Holder and the other Key Holders of his intent to purchase any or all of the Unreleased Shares at any time within 15 business days of receipt of the original Applicable Holder Notice which such notice will include the maximum number of Unreleased Shares that he would like to purchase (the “Secondary Right Notice”). If Craig dos Santos, Benjamin Lewis or Lee Linden, as the case may be, do not exercise the Repurchase Option with respect to all Unreleased Shares, then the Key Holders (other than Craig dos Santos, Benjamin Lewis or Lee Linden) may purchase such number of remaining Unreleased Shares as set forth in such Key Holder’s Secondary Right Notice; provided, however, that if there are not enough shares to allow for each Key Holder providing a Secondary Right Notice to purchase the full amount elected by such Key Holder, then each such Key Holder providing an election will be cut back to lesser of (i) the election amount set forth in the Secondary Right Notice and (ii) his Pro Rata Portion, with any remaining unallocated Unreleased Shares to be reallocated in a similar manner as set forth in subsections (i) and (ii) hereof until all Unreleased Shares that the Key Holders desire to purchase pursuant to the Secondary Right have been so allocated.

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(d)         Closing. The closing of the purchase of Unreleased Shares shall take place, and all payments from the applicable Key Holders shall have been delivered to the Applicable Holder, within ten business days following the expiration of fifteen business day notice period set forth in this Section 2.2.

2.3.         Shares Transferred Subject to Existing Lock-Up Obligations, if Any, and Vesting Obligations. All Key Holder shares of Company Common Stock transferred pursuant to Sections 2.1 and/or Section 2.2 hereof are subject to any existing lock-up periods and shall not be released from the terms thereof. The purchaser of any such shares of Common Stock from a Key Holder pursuant to Sections 2.1 and/or Section 2.2 agree to enter into the same form of lock-up with the Company that the Key Holder shares were subject to.

2.4.         Unreleased Shares May Not Be Sold, Transferred or Disposed Of. Each of the Key Holders acknowledge and agree that no Unreleased Shares may be transferred, sold or otherwise disposed of other than as specifically set forth in this Agreement.

2.5.         Repurchase Rights Only Available to Key Holder Service Providers. No Key Holder will have a right to purchase any Unreleased Shares pursuant to the terms and conditions of Sections 2.1 and/or Section 2.2 hereof if such Key Holder is not then providing services to the Company as a Service Provider.

2.6.         Effect of Failure to Comply. Any transfer of Unreleased Shares not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

3.         Legend. To the extent practicable, the Key Holders agree that each certificate representing shares of Key Holder Common Stock held by the Key Holders or issued to any Permitted Transferee shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN REPURCHASE AGREEMENT BY AND AMONG THE STOCKHOLDERS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Key Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 3 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

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4.            Miscellaneous.

4.1.         Term. This Agreement shall automatically terminate upon the consummation of a Change of Control and at such time as all Unreleased Shares subject to the terms of this Agreement are released from any repurchase rights set forth herein.

4.2.         Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

4.3.         Ownership. Each Key Holder represents and warrants that such Key Holder is the sole legal and beneficial owner of the shares of Capital Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

4.4.         Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A hereof, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 4.4.

4.5.         Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

4.6.         Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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4.7.         Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 4.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by Key Holders holding at least 75% of the Capital Stock of the Company then held by all the Key Holders who are then providing services to the Company as Service Providers. Any amendment, modification, termination or waiver so effected shall be binding upon the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Key Holder without the written consent of such Key Holder unless such amendment, modification, termination or waiver applies to all Key Holders, respectively, in the same fashion, and (ii) the consent of a Key Holder shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply to a specific Key Holder. Prompt written notice of any amendment, modification or termination hereof or waiver hereunder shall be provided to each Key Holder that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

4.8.         Assignment of Rights.

(a)         The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)         Any successor or permitted assignee of any Key Holder, including any Permitted Transferee who received shares of Capital Stock subject to the restrictions of this Agreement from a Key Holder in accordance with the terms hereof, shall deliver to the Key Holders, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c)         Other than as expressly set forth herein, the rights of the Key Holders hereunder are not assignable without the consent of Key Holders holding at least 75% of the Capital Stock of the Company then held by all the Key Holders who are then providing services to the Company as Service Providers (which shall not be unreasonably withheld, delayed or conditioned).

(d)         Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

4.9.        Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.10.      Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

4.11.      Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.12.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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4.13.         Aggregation of Stock. All shares of Capital Stock held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

4.14.         Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Key Holder shall be entitled to specific performance of the agreements and obligations of the other Key Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

4.15.         Conflict. In the event of a conflict between this Agreement and any other agreement that may have been entered into by the Key Holders that contains a preexisting repurchase right, each of the Key Holders acknowledges and agrees that the terms of this Agreement shall control and the preexisting repurchase right shall be deemed terminated and of no longer force and effect and instead shall be fully satisfied by compliance with the terms of this Agreement.

4.16.         Consent of Spouse. If any Key Holder is married on the date of this Agreement, such Key Holder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit A hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Key Holder’s shares of Transfer Stock that do not otherwise exist by operation of law or the agreement of the parties. If any Key Holder should marry or remarry subsequent to the date of this Agreement, such Key Holder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Repurchase Agreement as of the date first written above.

“KEY HOLDERS”:

/s/ Craig dos Santos
Craig dos Santos

/s/ Richie Hecker
Richie Hecker

/s/ Jon Diamond
Jon Diamond

/s/ Benjamin Lewis
Benjamin Lewis

/s/ Lee Linden
Lee Linden

SIGNATURE PAGE TO REPURCHASE AGREEMENT

SCHEDULE A
KEY HOLDERS

Name and Address	Number of Shares Held
Craig dos Santos	11,967,775
Ben Lewis	10,439,973
Lee Linden	10,439,973
Richie Hecker	4,965,354
Jon Diamond	381,950

EXHIBIT A
CONSENT OF SPOUSE

I, ____________________, spouse of ______________, acknowledge that I have read the Repurchase Agreement, dated as of February 29, 2012, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding certain rights to certain other holders of Capital Stock of the Company upon a Proposed Key Holder Transfer of shares of Transfer Stock of the Company which my spouse may own including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of Transfer Stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Transfer Stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of the 29th day of February 2012.

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